Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 06/17/2021 12:53 PM
Original ID: 2020-000906651
Amendment ID: 2021-003240981

Profit Corporation
Articles of Amendment

1. Corporation name:

WORLD MOBILE HOLDINGS, INC.

2. Article number(s) 10 is amended as follows:

**Article number(s) is not your filing ID number. Example: 2000-000123456*

The corporation is authorized to issue 500,000,000 shares, of which 450,000,000 are designated Common Stock, par value $0.001 per share, and 50,000,000 are designated Preferred Stock, par value $0.001 per share, which may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Blank Check Preferred Stock, and to fix the number of shares of any series of Blank Check Preferred Stock.

500,000 shares of Preferred Stock shall be designated Series A Preferred Stock with the rights, preferences and privileges set forth on the Certificate of Designation of Rights Preferences and Privileges attached hereto as Exhibit A.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on May 11, 2021
(Date – mm/dd/yyyy)

RECEIVED
JUN 1 7 2021
WYOMING
SECRETARY OF STATE

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature] **Date:** May 11, 2021

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Liu Shuhua

Contact Person: Dennis Tan

Title: President

Daytime Phone Number: (86) 15018541833

Email: dennistan1612@gmail.com + scott@klinelg.com

(Email provided will receive annual report reminders and filing evidence.)
***May list multiple email addresses**

Checklist

- ☑ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☑ Please submit one **originally signed** document.
- ☐ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- ☐ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.001 PER SHARE,
OF
WORLD MOBILE HOLDINGS, INC.

Pursuant to Section 17-16-602 of the
Wyoming Business Corporation Act

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board") of World Mobile Holdings, Inc., a Wyoming corporation (hereinafter called the "Corporation"), with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, having been fixed by the Board pursuant to authority granted to it under Article IV of the Corporation's Restated Articles of Incorporation and in accordance with the provisions of Section 17-16-602 of the Wyoming Business Corporation Act:

RESOLVED: That, pursuant to authority conferred upon the Board by the Corporation's Foreign Profit Corporation, Articles of Continuance, the Board hereby authorizes 500,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Restated Articles of Incorporation of the Corporation, as follows:

Section 1. Designation . The shares of such Series shall be designated "Series A Convertible Preferred Stock," and the number of shares constituting such Series shall be 500,000 (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board and approval by the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a separate voting group; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of such Series then outstanding.

Section 2. Currency . All Series A Preferred Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to "$" or "dollars" refer to United States currency.

Section 3. Ranking . The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to each other class or series of shares of the Corporation that is issued at the time of issuance of the Series A Preferred Stock and that the Corporation may issue thereafter, including, without limitation, the common stock of the Corporation, par value $0.001 per share (the "Common Stock") (such junior stock, including the Common Stock, being referred to hereinafter collectively as "Junior Stock").

Section 4. Dividends

(a) The holders of shares of the Series A Preferred Stock shall be entitled to receive dividends when and as declared by the Board of Directors. In addition to the foregoing, the holders of the Series A Preferred Stock shall also be entitled to receive and the Company shall pay dividends paid or declared in respect of Company's Common Stock (calculated on an as-converted basis).

(b) Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of any dividends or other distributions made with respect to each outstanding share of Series A Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series A Preferred Stock.

Section 5. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or the Corporation's sale, lease, exchange or other disposition of assets (other than a disposition described in Section 17-16-1201 of the Wyoming Business Corporation Act) if the disposition would leave the Corporation without a significant continuing business activity (each, a "Liquidation"),

after satisfaction (or proper provision made for the satisfaction) of all liabilities and obligations to creditors of the Corporation, the remaining assets of the Corporation available for distribution to its shareholders shall be distributed ratably among the holders of outstanding Junior Shares and the holders of Series A Preferred Stock on an as-converted basis.

Section 6. Voting Rights

(a) The holders of the shares of Series A Preferred Stock shall be entitled to notice of all shareholders' meetings (or any action by written consent) in accordance with the Corporation's Bylaws, and applicable law, as if the holders of Series A Preferred Stock were holders of Common Stock.

(b) The Series A Preferred Stock will vote together with the Common Stock and not as a separate class except as specifically provided herein or as otherwise required by law. Each share of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Series A Preferred Stock.

Section 7. Conversion

(a) Optional Conversion. At any time, each holder of Series A Preferred Stock shall have the right, at such holder's option, to convert any or all of such holder's shares of Series A Preferred Stock, and each share of Series A Preferred Stock to be converted shall be converted into one hundred (100) shares of Common Stock (the "Conversion Ratio"), subject to adjustment as set forth in Section 7(c) below.

(b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c) Conversion Adjustments of Series A Preferred Stock. The Conversion Ratio of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

i. In the event this Company should at any time after the date on which shares of Series A Series A Preferred Stock were first issued (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Ratio of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

ii. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Ratio for each series of Series A Preferred Stock shall be appropriately

increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

iii. Other Distributions. In the event this Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Company or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this Section 7(c), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Company into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Company entitled to receive such distribution.

iv. Recapitalizations. If at any time after the Purchase Date there shall be a recapitalization of the Common Stock, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of this Company or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7(c) with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4(d)(including adjustment of the Conversion Ratio then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(d) Taxes. The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(e) No Impairment. The Company will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4 shall prohibit the Company from amending its Articles of Incorporation with the requisite consent of its stockholders and the Board of Directors.

(f) Fractional Shares. If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be rounded to one whole share of Common Stock.

(g) Reservation of Stock Issuable Upon Conversion. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall be sufficient to effect conversion of all of the then outstanding shares of the Series A Preferred Stock.

Section 8. Redemption and Repurchase. The shares of Series A Preferred Stock shall not be subject to redemption by the Company.

Section 9. Reservation of Shares . The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available, free from preemptive rights, for issuance upon the conversion of Series A Preferred Stock, such number of its authorized but unissued Common Stock as will from time to time be sufficient to permit the conversion of all outstanding Series A Preferred Stock. Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall comply with all applicable laws and regulations which require action to be taken by the Corporation.

Section 10. Preemptive Rights. Holders of Series A Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

Section 11. Headings . The headings of the paragraphs of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 12. Record Holders . To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 13. Notices . All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Restated Articles of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

Section 14. Replacement Certificates . The Corporation shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 15. Transfer Agent, Conversion Agent, Registrar and Paying Agent . The duly appointed transfer agent, conversion agent, registrar and paying agent for the Series A Preferred Stock shall be the Corporation. The Corporation may, in its sole discretion, resign from such positions or remove such agents or registrar in accordance with the agreement between the Corporation and such agent or registrar; provided that the Corporation shall appoint a successor who shall accept such appointment prior to the effectiveness of such resignation or removal. Upon any such resignation, removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Preferred Stock.

Section 16. Severability . If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 17. Information Rights . In addition to reports required by law, regulation, or the rules of any national securities exchange on which the Common Stock is listed or admitted to trading, the Corporation shall furnish to each of the holders of Series A Preferred Stock (1) within 45 days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Corporation, a consolidated balance sheet of the Corporation and its subsidiaries as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Corporation and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with United States generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the prior fiscal year (subject to changes resulting from normal year-end audit adjustments and except that such financial statements need not contain the notes required by generally accepted accounting principles), and (2) within 120 days after the end of each fiscal year of the Corporation, an audited consolidated balance sheet of the Corporation and its subsidiaries as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Corporation and its subsidiaries for such year, prepared in accordance with United States generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year and certified by independent public accountants of recognized national or regional standing selected by the Corporation (in each case in clauses (1) and (2), whether or not such financial statements are then required to be filed with or furnished to the United States Securities and Exchange Commission).

IN WITNESS WHEREOF, World Mobile Holdings, Inc. has caused this Certificate of Designations to be duly executed by its authorized corporate officer this 11th day of May, 2021.

WORLD MOBILE HOLDINGS, INC.

By: ______________________

Name: Liu Shuhua

Title: Chief Executive Officer and President